Exhibit 99.1

HUTCHINSON TECHNOLOGY REPORTS SECOND QUARTER NET LOSS
ON REDUCED REVENUE AND RESTRUCTURING CHARGES

Company Taking Additional Actions to Reduce Costs and Improve Cash Flow

HUTCHINSON, Minn., April 28, 2009 – Hutchinson Technology Incorporated (NASDAQ: HTCH) today reported a net loss of $57.7 million, or $2.49 per diluted share, on net sales of $79.0 million for its fiscal 2009 second quarter ended March 29, 2009.  Results for the quarter included:

•	Asset impairment charges of $18.7 million related to manufacturing and support equipment in the company’s assembly and components operations; and
•	Severance and other costs of $4.8 million related primarily to the previously announced closure of the company’s assembly operations in Sioux Falls, South Dakota.

Excluding these items, Hutchinson Technology’s net loss for the fiscal 2009 second quarter would have been $34.2 million, or $1.48 per share.  In the comparable fiscal 2008 period, the company reported a net loss of $6.2 million, or $0.25 per share, on net sales of $143.8 million.

The decline in fiscal 2009 second quarter net sales resulted primarily from a 40% decline in suspension assembly shipments compared with the fiscal 2008 second quarter and reduced the company’s ability to cover its fixed costs, resulting in a gross loss of $11.8 million or 15%.  The gross loss included a $7.8 million cost burden related to TSA+ flexure production.  Increased TSA+ volume and further yield improvements helped reduce this burden from $9.5 million in the fiscal 2009 first quarter.

The company also announced that it is taking additional actions to reduce costs, improve cash flow, meet the current portion of its debt obligations and make strategic investments as needed.  “We are further restructuring the company to adjust to market conditions and the expected phase out of suspension assembly shipments to Seagate Technology over the next 18 to 24 months,” said Wayne Fortun, president and chief executive officer.  The restructuring actions include eliminating approximately 300 additional positions, bringing overall employment to about 2,500 by the end of the fiscal 2009 third quarter.  The company estimates that its financial results for its fiscal 2009 third quarter ending June 28, 2009 will include approximately $25 million of severance and asset impairment charges related to these restructuring actions.  “These actions should generate approximately $50 million in annualized cost savings.  Combined with other restructuring actions we have taken this year, we estimate we have reduced our costs by approximately $175 million on an annualized basis, and these savings will become fully realized in our fiscal 2009 fourth quarter.  This will position the company to generate positive free cash flow at quarterly revenue of $85 million to $90 million,” said Fortun.

The company’s total cash and investments at the end of the fiscal 2009 second quarter totaled $293 million, compared with $299 million at the end of the preceding quarter.  The company has further reduced its planned fiscal 2009 capital spending from $40 million to less than $30 million.

Disk Drive Components Division

The company shipped approximately 107 million suspension assemblies in the fiscal 2009 second quarter, down from 155 million in the preceding quarter.  Kathleen Skarvan, president of the Disk Drive Components Division, attributed the sequential quarter decline in suspension assembly volume primarily to lower demand for disk drives, lower disk drive production as the drive makers reduced inventories and a modest loss of market share.  As previously reported, the company’s combined shipments for the mobile and enterprise segments declined more than 50% sequentially, while shipments for the 3.5” ATA segment increased approximately 15%.  This shift in product mix was the primary reason that average selling price declined sequentially from $0.76 to $0.71.

The company shipped approximately 10 million TSA+ suspension assemblies in the fiscal 2009 second quarter, up from 4.5 million in the preceding quarter.  Unit costs for TSA+ suspension assemblies have continued to decline as a result of increasing TSA+ volume and further optimization of TSA+ production processes.  “We expect our TSA+ shipments to further increase in subsequent quarters and the associated ramp of TSA+ production volume will continue to reduce the gross margin burden,” said Skarvan.  “Compared to current subtractive flexures, additive TSA+ flexures provide superior performance and will ultimately have a lower cost.”

The company currently expects fiscal 2009 third quarter suspension assembly shipments to increase on a sequential basis, in contrast to the historical norm of a decrease in the June quarter.  Skarvan said that shipments to Seagate are expected to decline to less than 10% of the company’s total suspension assembly volume in its fiscal 2009 fourth quarter, and the remaining volume will be phased out subsequently.  Skarvan added that the company continues to ramp suspension assembly programs with all of the other disk drive makers.

BioMeasurement Division

Net sales for the BioMeasurement Division totaled $458,000, up from $265,000 in the preceding quarter.  Rick Penn, president of the BioMeasurement Division, said that almost all of fiscal 2009’s second quarter sales were to customers who are using the InSpectra StO2 system in clinical applications rather than for research.  “These applications include trauma, emergency medicine, intensive care and peri-operative care,” said Penn.

After adding 19 new customers during the fiscal 2009 second quarter, the BioMeasurement Division now has 74 customers and the installed base of monitors exceeds 140.  The second quarter growth included increased monitor sales in Europe and the United States and sales through distributors in parts of Europe and the Middle East.  “The growing base of installed systems should begin to result in increased sensor sales as our system becomes routinely used to manage treatment in a wide range of critical care settings,” said Penn.

The company expects fiscal 2009 net sales for the BioMeasurement Division to reach $3 million to $5 million, with the division’s operating losses narrowing on the revenue growth and cost reductions within the division.

Hutchinson Technology to Host Conference Call
The company will conduct a conference call and webcast for investors beginning at 4:00 p.m. Central Time on Tuesday, April 28.  Individual investors and news media may participate in the conference call live via the webcast.  The webcast will be available through the Investor Relations page on Hutchinson Technology’s web site at www.htch.com.  Webcast participants will need to complete a brief registration form and should allow extra time before the webcast begins to register and, if necessary, download and install audio software.

About Hutchinson Technology

Hutchinson Technology is a global technology leader committed to creating value by developing solutions to critical customer problems.  The company’s Disk Drive Components Division is a leading worldwide supplier of suspension assemblies for disk drives.  The company’s BioMeasurement Division is focused on bringing to the market new technologies and products that provide information clinicians can use to improve the quality of health care and reduce costs.

Cautionary Note Regarding Forward-Looking Statements

This announcement contains forward-looking statements regarding demand for and shipments of disk drives and the company’s products, workforce reductions, production capability and costs, product and process development, product commercialization and adoption, debt obligations, capital expenditures, cost savings, operating performance and financial results.  The company does not undertake to update its forward-looking statements.  These statements involve risks and uncertainties.  The company's actual results could differ materially from those anticipated in these forward-looking statements as a result of changes in market demand and market consumption of disk drives or suspension assemblies, market acceptance of new products, the company’s ability to produce suspension assemblies at levels of precision, quality, volume and cost its customers require, changes in product mix, changes in customers yields, changes in storage capacity requirements, changes in expected data density and other factors described from time to time in the company's reports filed with the Securities and Exchange Commission.

[Financial statements follow]

INVESTOR CONTACT: Chuck Ives Investor Relations Manager Hutchinson Technology Inc. 320-587-1605	MEDIA CONTACT: Connie Pautz Corporate Communications Director Hutchinson Technology Inc. 320-587-1823

Hutchinson Technology Incorporated
Condensed Consolidated Statements of Operations - Unaudited
(In thousands, except per share data)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	March 29,	March 30,	March 29,	March 30,
	2009	2008	2009	2008

Net sales	$79,004	$143,844	$198,675	$316,921

Cost of sales	90,778	124,903	210,582	265,063

Gross (loss) profit	(11,774)	18,941	(11,907)	51,858

Research and development expenses	7,454	10,260	16,337	20,670

Selling, general and
administrative expenses	14,934	18,436	31,350	36,799

Severance and other expenses	4,787		24,314
Asset impairment charge	18,688		50,968
Litigation charge	-	-	-	2,494

Loss from operations	(57,637)	(9,755)	(134,876)	(8,105)

Interest expense	(2,986)	(2,912)	(5,720)	(5,872)

Interest Income	928	3,642	2,187	7,915

Gain on debt extinguishment	-	-	12,175	-

Other income, net	1,793	688	4,520	1,329

Loss before income taxes	(57,902)	(8,337)	(121,714)	(4,733)

(Benefit) provision for income taxes	(204)	(2,100)	61	(786)

Net loss	$(57,698)	$(6,237)	$(121,775)	$(3,947)

Basic loss per share	$(2.49)	$(0.25)	$(5.28)	$(0.15)

Diluted loss per share	$(2.49)	$(0.25)	$(5.28)	$(0.15)

Weighted-average common
shares outstanding	23,160	25,254	23,078	25,747

Weighted-average common
and diluted shares outstanding	23,160	25,254	23,078	25,747

Hutchinson Technology Incorporated
Condensed Consolidated Balance Sheets - Unaudited
(In thousands, except shares data)

	March 29,	September 28,
ASSETS	2009	2008
Current assets:
Cash and cash equivalents	$184,610	$62,309
Short-term investments	10,854	108,944
Trade receivables, net	42,872	100,928
Other receivables	7,268	8,847
Inventories	69,624	76,459
Other current assets	4,875	7,326
Total current assets	320,103	364,813
Long-term investments	97,199	92,166
Property, plant and equipment, net	337,828	415,088
Other assets	7,002	9,220
	$762,132	$881,287

LIABILITIES AND SHAREHOLDERS' INVESTMENT
Current liabilities:
Current maturities of long-term debt	$91,562	$1,444
Accounts payable	18,215	26,519
Accrued expenses	12,455	14,537
Accrued compensation	30,540	21,178
Total current liabilities	152,772	63,678
Long-term debt, less current maturities	61,242	2,498
Convertible subordinated notes	225,000	375,000
Other long-term liabilities	1,657	3,009
Shareholders' investment:
Common stock $.01 par value, 100,000,000 shares
authorized, 23,172,000 and 22,941,000
issued and outstanding	232	229
Additional paid-in capital	375,889	371,965
Accumulated other comprehensive income (loss)	1,338	(869)
Accumulated (loss) earnings	(55,998)	65,777
Total shareholders' investment	321,461	437,102
	$762,132	$881,287

Hutchinson Technology Incorporated
Condensed Consolidated Statements of Cash Flows - Unaudited
(Dollars in thousands)

	Twenty-Six Weeks Ended
	March 29,	March 30,
	2009	2008
Operating activities:
Net loss	$(121,775)	$(3,947)
Adjustments to reconcile net loss to
cash provided by operating activities:
Depreciation and amortization	44,757	55,551
Stock-based compensation	2,865	2,953
Benefit for deferred taxes	(67)	(1,278)
Asset impairment charge	50,878	-
Gain on long-term investments	(3,910)	-
Gain on extinguishment of debt, net	(12,175)	-
Loss on disposal of assets	37	570
Litigation charge	12,513	2,494
Changes in operating assets and liabilities	56,523	17,402
Cash provided by operating activities	29,646	73,745

Investing activities:
Capital expenditures	(17,693)	(36,875)
Purchases of marketable securities	(10,852)	(785,301)
Sales/maturities of marketable securities	109,101	831,510
Cash provided by investing activities	80,556	9,334

Financing activities:
Repayment of long-term debt	(48,469)	(661)
Repurchase of common stock	-	(47,721)
Net proceeds from issuance of common stock	1,062	7,215
Net proceeds from loan	59,506	-
Cash provided by (used for) financing activities	12,099	(41,167)

Net increase in cash and cash equivalents	122,301	41,912

Cash and cash equivalents at beginning of period	62,309	64,509

Cash and cash equivalents at end of period	$184,610	$106,421

Hutchinson Technology Incorporated
Earnings Per Share Calculation - Unaudited
(In thousands, except per share data)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	March 29,	March 30,	March 29,	March 30,
	2009	2008	2009	2008

Net loss (A)	$(57,698)	$(6,237)	$(121,775)	$(3,947)
Plus: interest expense on convertible
subordinated notes	-	-	-	-
Less: additional profit sharing expense and
income tax provision	-	-	-	-
Net loss available to common shareholders (B)	$(57,698)	$(6,237)	$(121,775)	$(3,947)

Weighted average common shares outstanding (C)	23,160	25,254	23,078	25,747
Dilutive potential common shares	-	-	-	-
Weighted average common and diluted shares
outstanding (D)	23,160	25,254	23,078	25,747

Basic loss per share [(A)/(C)]	$(2.49)	$(0.25)	$(5.28)	$(0.15)
Diluted loss per share [(B)/(D)]	$(2.49)	$(0.25)	$(5.28)	$(0.15)

Hutchinson Technology Incorporated
Reconciliation of Non-GAAP to GAAP Financial Measures - Unaudited
(In thousands, except per share data)

	Thirteen Weeks Ended
	March 29,	March 30,
	2009	2008

Net loss - GAAP	$(57,698)	$(6,237)
Add severance expenses	4,787	-
Add asset impairment charge	18,688	-
Add Litigation charge	-	-
Subtract gain on extinguishment of debt	-	-
Subtract gain on long-term investments	-	-
Net loss - Adjusted	$(34,223)	$(6,237)

Net loss per common share – Adjusted:

Basic loss per share	$(1.48)	$(0.25)
Diluted loss per share	$(1.48)	$(0.25)

Weighted average common and common equivalent shares outstanding:

Basic	23,160	25,254
Diluted	23,160	25,254

Net income per common share basic and diluted, is calculated by dividing net income by weighted average common and common equivalent shares outstanding basic and diluted, respectively.